UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 16, 2026

Perpetua Resources Corp.

(Exact name of registrant as specified in its charter)

British Columbia	001-39918	98-1040943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 S. 8th Street, Ste. 201 Boise, Idaho	83702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 901-3060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	PPTA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed on December 22, 2025, Perpetua Resources Idaho, Inc. (“PRII”), a wholly owned subsidiary of Perpetua Resources Corp. (the “Company”), entered into an engineering, procurement, and construction management services agreement (the “Agreement”) with Hatch Ltd. (“Hatch”) for certain design, engineering, procurement, construction management, testing, studies, and related services for the Company’s Stibnite Gold Project (the “Project”). As previously disclosed on February 28, 2026, PRII and Hatch entered into an amendment (the “First Amendment”) to the Agreement to, among other things, add the design and installation of the pressure-oxidation and oxygen system (the “POX/O2 System”) to Hatch’s scope of services under the Agreement and finalize the process guarantee. Unless defined herein, capitalized terms have the same meanings as in the Agreement, as amended.

Subsequent to the First Amendment, PRII selected Hatch as the direct supplier of certain required equipment for the Project, including autoclaves, flash vessels and vent gas cyclones (collectively, the “Proprietary Equipment”). On April 16, 2026, PRII and Hatch entered into a second amendment to the Agreement (the “Second Amendment”), to establish supplementary terms and conditions applicable solely to the design, engineering and supply of the Proprietary Equipment. Under the Second Amendment, Hatch will supply the Proprietary Equipment, for a fixed aggregate purchase price of $32.1 million (the “Purchase Price”), which is subject to adjustment by change order under limited circumstances, including changes in specifications or delivery, force majeure events, changes in applicable law, or certain unanticipated delivery circumstances. The Purchase Price excludes on-site supervision, installation, erection, testing and commissioning services, which may be provided by Hatch under a change order to the Agreement, and any taxes, tariffs, levies or similar governmental or regulatory charges (other than payroll or income taxes), which are payable by PRII.

The Second Amendment also provides a separate warranty and limitation of liability regime for the Proprietary Equipment and establishes specific intellectual property rights and restrictions relating to the Proprietary Equipment, in each case, subject to the terms and exclusions set forth in the Agreement. The Second Amendment may be terminated by PRII for convenience upon not less than 30 days’ prior written notice, subject to specified payment obligations, and by Hatch pursuant to the termination-for-cause rights under the Agreement, which would result in certain additional payment rights in favor of Hatch.

The foregoing description of the Second Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Amendment, a copy of which is filed (with certain portions redacted in accordance with Item 601(b)(1)(iv) of Regulation S-K) as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit No.	Description
10.1*#	Amendment No. 2 to Engineering, Procurement, and Construction Management Services Agreement, made and executed as of April 16, 2026, by and between Perpetua Resources Idaho, Inc. and Hatch Ltd.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

*	Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).
#	Schedules have been omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish to the SEC a copy of any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERPETUA RESOURCES CORP.

Dated: April 22, 2026	By:	/s/ Mark Murchison
Mark Murchison
Chief Financial Officer